Exhibit 99.2

Ideal Power Announces Pricing of Public Offering of Common Stock

Austin, TX — February 8, 2021 —Ideal Power Inc. (Nasdaq: IPWR) (the “Company” or “Ideal Power”), pioneering the development and commercialization of highly efficient and broadly patented B-TRAN™ bi-directional power switches, today announced the pricing of an underwritten public offering of 1,176,500 shares of its common stock at a public offering price of $17.00 per share, before underwriting discounts and commissions, for an aggregate offering of approximately $20 million. In addition, the Company has granted the underwriter a 30-day option to purchase up to an additional 176,475 shares of its common stock, less underwriting discounts and commissions. The proceeds to the Company from this offering are expected to be approximately $18.35 million after deducting underwriting discounts and commissions and other estimated offering expenses but excluding any exercise of the underwriter’s option. All shares of common stock to be sold in the offering will be offered by the Company. The offering is expected to close on or about February 11, 2021, subject to the satisfaction of customary closing conditions.

The Benchmark Company, LLC is acting as sole book-running manager for the offering. The Company intends to use the net proceeds from the offering to fund commercialization and development of its B-TRAN™ semiconductor technology and general corporate and working capital purposes.

The securities described above are being offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-250844) that was declared effective by the Securities and Exchange Commission (the “SEC”) on December 2, 2020. The securities may be offered only by means of a prospectus supplement and accompanying prospectus.

A preliminary prospectus supplement and accompanying prospectus relating to the offering have been filed, and a final prospectus supplement and accompanying prospectus related to the offering will be filed, with the SEC and will be available for free on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to the offering can be obtained, when available, by contacting: The Benchmark Company, LLC, Attention: Prospectus Department, 150 E. 58th Street, 17th Floor, New York, NY 10155, by calling (212) 312-6700 or by e-mail at prospectus@benchmarkcompany.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ideal Power Inc.

Ideal Power (NASDAQ: IPWR) is pioneering the development of its broadly patented bi-directional power switches, creating highly efficient and ecofriendly energy control solutions for electric vehicle, electric vehicle charging, renewable energy, energy storage, UPS / data center and other industrial and military applications. The Company is focused on its patented Bi-directional, Bi-polar Junction Transistor (B-TRAN™) semiconductor technology. B-TRAN™ is a unique double-sided bi-directional AC switch able to deliver substantial performance improvements over today's conventional power semiconductors. Ideal Power believes B-TRAN™ modules will reduce conduction and switching losses, complexity of thermal management and operating cost in medium voltage AC power switching and control circuitry. For more information, visit www.IdealPower.com.

Forward-Looking Statements

All statements in this release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Ideal Power’s expectations with respect to its proposed offering, the anticipated net proceeds from the offering and its intended use of proceeds from the offering. While Ideal Power’s management has based any forward-looking statements included in this release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of Ideal Power’s control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not limited to, the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering, as well as risks and uncertainties set forth in Ideal Power’s quarterly, annual and other reports filed with the SEC. Furthermore, Ideal Power operates in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. Ideal Power disclaims any intention to, and undertake no obligation to, update or revise forward-looking statements.

Ideal Power Investor Relations Contact:
LHA Investor Relations
Carolyn Capaccio, CFA; Keith Fetter
T: 212-838-3777
IdealPowerIR@lhai.com

Source: Ideal Power Inc.